Exhibit 1

                          SECURITIES PURCHASE AGREEMENT

                                  BY AND AMONG

                                TW CABLE, L.L.C.

                                       AND

                            OWNERS OF PREFERRED STOCK
                           AND SUBORDINATED DEBENTURES


                                TABLE OF CONTENTS

                                                                        PAGE

ARTICLE 1

PURCHASE AND SALE OF SECURITIES.........................................  1

         1.1      Purchase and Sale of Securities.......................  1

ARTICLE 2

PURCHASE PRICE AND TERMS OF PAYMENT.....................................  2

         2.1      Purchase Price........................................  2

ARTICLE 3

CLOSING.................................................................  2

         3.1      Closing...............................................  2

ARTICLE 4

OBLIGATIONS OF SELLERS AND PURCHASER....................................  2

         4.1      Obligation of Sellers Upon Execution of Agreement.....  2
         4.2      Obligation of Albert Roth.............................  2
         4.3      Obligations of Purchaser..............................  2
         4.4      Further Assurances....................................  3

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS...............................  3

         5.1      Capacity to Execute Agreement and Enforceability......  3
         5.2      Ownership of Preferred Shares.........................  3
         5.3      Ownership of Senior Secured Debentures................  3
         5.4      Limitation of Representations and Warranties..........  3

ARTICLE 6

EPRESENTATIONS AND WARRANTIES OF ALBERT ROTH AND KENNETH RIND...........  4

         6.1      Effect of Agreement...................................  4
         6.2      Organization and Good Standing of Seller..............  4
         6.3      Capitalization........................................  5
         6.4      Government and Other Consents.........................  5
         6.5      Books and Records.....................................  5
         6.6      No Subsidiaries or Investments........................  5
         6.7      Title to Properties; Encumbrances.....................  5
         6.8      Leases................................................  6
         6.9      Business Practices....................................  6
         6.10     Officers, Directors and Key Employees.................  6
         6.11     Employment Arrangements...............................  7
         6.12     Employee Relations....................................  7
         6.13     Contracts and Liabilities.............................  7

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         6.14     Insurance Policies....................................  9
         6.15     Compliance with ERISA.................................  9
         6.16     Tax Matters........................................... 11
         6.17     Intellectual Property................................. 11
         6.18     Environmental Matters................................. 12
         6.19     Permits, Licenses, Compliance with Laws............... 12
         6.20     Litigation............................................ 13
         6.21     Conditions of Equipment............................... 13
         6.22     Inventories........................................... 13
         6.23     Notes and Accounts Receivable......................... 13
         6.24     Broker................................................ 13
         6.25     Banks; Safe Deposit Boxes; Powers of Attorney......... 14
         6.26     SEC Filings........................................... 14
         6.28     Material Information; Full Disclosure................. 14
         6.29     Limitation of Representations and Warranties.......... 14

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER............................. 15

         7.1      Organization and Good Standing of Purchaser........... 15
         7.2      Authorization of Agreement and Enforceability......... 15
         7.3      Effect of Agreement................................... 15
         7.4      Government and Other Consents......................... 15
         7.5      Broker................................................ 15
         7.6      Material Information; Full Disclosure................. 15
         7.7      Limitation of Representations and Warranties.......... 16

ARTICLE 8

COVENANTS AND CONDITIONS................................................ 16

         8.1      Covenants Relative to VTX Common Stock................ 16
         8.2      Covenants Related to Retained Debentures
                  by Purchaser.......................................... 16
         8.3      Covenants Related to Retained Debentures by
                  Debentureholders...................................... 16
         8.4      Covenants Related to Closing Conditions............... 16


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ARTICLE 9

CONDITIONS PRECEDENT TO CLOSING......................................... 17

         9.1      Conditions Precedent to Purchaser's Obligations....... 17
         9.2      Conditions Precedent to Sellers' Obligations.......... 18

ARTICLE 10

INDEMNIFICATION......................................................... 19

         10.1     Indemnification by Sellers............................ 19
         10.2     Limitation of Liability and Property.................. 19
         10.3     No Waiver............................................. 19
         10.4     Indemnification by Purchaser.......................... 20
         10.5     Third Party Claims.................................... 20

ARTICLE 11

GENERAL................................................................. 21

         11.1     Expenses.............................................. 21
         11.2     Sales, Transfer and Documentary Taxes, etc............ 21
         11.3     Survival of Representations and Warranties............ 21
         11.4     No Third Party Beneficiaries.......................... 22
         11.5     Notices............................................... 22
         11.6     Entire Agreement...................................... 23
         11.7     Headings.............................................. 23
         11.8     Counterparts.......................................... 23
         11.9     Governing Law......................................... 23
         11.10        Severability...................................... 23
         11.11        Amendments........................................ 23
         11.12        Assignment........................................ 23
         11.13        Successors and Assigns............................ 24
         11.14        No Joint Venture.................................. 24
         11.15        Construction of Agreement......................... 24


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                          SECURITIES PURCHASE AGREEMENT

     AGREEMENT ("Agreement"), made as of the 10th day of January, 1997, by and among TW CABLE, L.L.C., a New York limited liability company with principal offices at 81 Executive Boulevard, Farmingdale, New York 11735-4710 ("Purchaser") and the Owners of Preferred Stock ("Preferred Shareholders") and Subordinated Debentures ("Debentureholders") and together with the Preferred Shareholders hereafter collectively referred to as the "Sellers") of VTX Electronics Corp., a Delaware Corporation ("VTX") whose names are set forth on the signature page hereof. The Purchaser and Sellers are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                              W I T N E S S E T H:

     WHEREAS, each of the Sellers owns the Preferred Stock and Subordinated Debentures (and Warrants issued in connection therewith) (collectively, the "Securities") of VTX set forth opposite their respective names in the schedule annexed hereto, made a part hereof and referred to as Exhibit "1;" and

     WHEREAS, each of the Preferred Shareholders is the record and beneficial owner of shares of the Senior Redeemable Cumulative Convertible Preferred Stock of VTX with a stated per share value of One Hundred ($100) Dollars of VTX ("Preferred Shares"); and

     WHEREAS, each of the Debentureholders is the record and beneficial owner of Secured Subordinated Debentures (and Warrants issued in connection therewith) (collectively, the "Debentures") of VTX; and

     WHEREAS, Purchaser desires to purchase the Securities from the Sellers and the Sellers desire to sell the Securities to Purchaser upon the terms and conditions set forth in this Agreement, so that, following the consummation of the transaction contemplated hereby, Purchaser shall be the record and beneficial owner of such amount of the Securities as described herein.

     NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                         PURCHASE AND SALE OF SECURITIES

     1.1 Purchase and Sale of Securities. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined) each of the Sellers shall sell, assign, transfer and deliver the Securities to Purchaser free and clear of all liens, claims, encumbrances and restrictions of any kind, and Purchaser shall purchase the Securities from the Sellers.

                                    ARTICLE 2
                       PURCHASE PRICE AND TERMS OF PAYMENT

     2.1 Purchase Price. In consideration of the sale, assignment, transfer and delivery of the Securities by the Sellers to Purchaser, and in reliance upon the representations, warranties, covenants and agreements herein and in the Escrow Agreement, Purchaser agrees to pay the purchase price ("Purchase Price") of One Million One Hundred Thousand ($1,100,000) Dollars to the persons in the amounts set forth in Exhibit "1" hereto. Simultaneously herewith, Purchaser has executed this Purchase Agreement and deposited the Purchase Price into escrow pursuant to the Escrow Agreement ("Escrow Agreement") of even date herewith, among Purchaser, Sellers and the escrow agent, Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C. ("Escrow Agent").

                                    ARTICLE 3
                                     CLOSING

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     3.1 Closing.  The closing of the  transactions  hereunder  (the  "Closing")
shall take place at the offices of counsel to Purchaser, Ruskin, Moscou, Evans & Faltischek, P.C., 170 Old Country Road, Mineola, New York 11501 upon fulfillment of the conditions precedent to Closing described in Article 9 hereof.

                                    ARTICLE 4
                      OBLIGATIONS OF SELLERS AND PURCHASER

     4.1 Obligation of Sellers Upon Execution of Agreement. Upon execution of this Agreement, each of the Sellers has executed the Escrow Agreement and delivered his Securities to Escrow Agent, as provided in the Escrow Agreement.

     4.2 Obligation of Albert Roth. Upon execution of this Agreement, Albert Roth ("Roth"), one of the Sellers, shall cause to be delivered to Purchaser the following:

     (a) Secretarial Certificate with resolutions of the Board of Directors of VTX setting forth resignations of the officers and directors of VTX and its subsidiaries and the appointment of Edward Goodstein and Carl Palazzolo as directors of VTX and its subsidiaries; and

     (b) written opinion of Shustak, Jalil & Heller, Esqs., counsel to VTX, as to the due appointments as directors of Edward Goodstein and Carl Palazzolo described in Section 4.2(a) above.

     4.3 Obligations of Purchaser. Upon execution of this Agreement, Purchaser has delivered, or caused to be delivered, to the Escrow Agent pursuant to the Escrow Agreement the following:

     (a) the sum of One Million One Hundred Thousand ($1,100,000) Dollars; and

     (b) a copy of the Escrow Agreement executed by Purchaser.

     4.4 Further Assurances. At any time and from time to time after the Closing, at Purchaser's request and without further consideration, Sellers will execute and deliver such other instruments of sale, transfer, assignment and delivery and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, assign and deliver to Purchaser and to confirm Purchaser's title to the Securities.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller hereby severally, and not jointly, represents and warrants to Purchaser, as follows:

     5.1 Capacity to Execute Agreement and Enforceability. Such Seller has full authority and capacity to execute, deliver and perform such Seller's obligations under this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and (assuming the valid execution and delivery of the Agreement by Purchaser and the other Sellers) constitutes the legal, valid and binding obligation of such Seller, enforceable against him in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors and the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).


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     5.2 Ownership of Preferred Shares. Such Preferred Shareholder is the lawful record and/or beneficial owner of the number of Preferred Shares set forth opposite his name in Exhibit "1" hereto, free and clear of any liens, claims, encumbrances or restrictions of any kind.

     5.3 Ownership of Senior Secured Debentures. Such Debentureholder is the lawful record and/or beneficial owner of the Subordinated Debentures set forth opposite his name in Exhibit "1" hereto, free and clear of any liens, claims, encumbrances or restrictions of any kind.

     5.4 Limitation of Representations and Warranties. Except for the representations and warranties made pursuant to this Article 5 and as otherwise provided in Article 6 with respect to the representations and warranties made by Roth and Kenneth Rind ("Rind"), no other representations or warranties are made by any Sellers pursuant to this Agreement, the Escrow Agreement or otherwise.



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                                    ARTICLE 6
                        REPRESENTATIONS AND WARRANTIES OF
                          ALBERT ROTH AND KENNETH RIND

     In addition to those representations and warranties described in Article 5, above, Roth and Rind, jointly and severally, represent and warrant to Purchaser as follows, it being the intention and agreement among the parties hereto that no other Seller is making the representations and warranties provided for in this Article 6:

     6.1 Effect of Agreement. Neither the execution, delivery and performance of this Agreement by the Sellers, nor the consummation by the Sellers of the transactions contemplated hereby will (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of VTX or any subsidiary; (b) constitute or result in the breach of, conflict with or give rise to a right of forfeiture, termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which VTX, its subsidiaries or the Sellers are a party or by which VTX, its subsidiaries or the Sellers are subject, except for such conflicts, breaches or defaults as to which written waivers or consents have been obtained, or (c) violate any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to VTX, its subsidiaries or the Sellers, and their respective business, properties or assets.

     6.2 Organization and Good Standing of Seller.

     (a) VTX. VTX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. VTX has all requisite corporate power and authority, licenses, permits and franchises to own, lease and operate its properties and assets and to carry on its business as currently conducted. VTX is qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on its business, properties or assets. True and correct copies of the Articles or Certificates of Incorporation and all amendments thereto, to date, of VTX (certified by its secretary) and of its By-Laws as amended to date (certified by its secretary) have been delivered. All the issued and outstanding shares of stock of VTX are validly issued and outstanding, fully paid and non-assessable and are free and clear of all liens, encumbrances, options, calls, commitments or other agreements.

     (b) Subsidiaries. Schedule 6.2(b) (certified as true and correct by the President of VTX), is a true and complete list setting forth (i) the name and jurisdiction of incorporation of each of the subsidiaries of VTX, (ii) the authorized capital stock of each, and (iii) the number of share of capital stock of each outstanding. The corporations set forth in the aforementioned Schedule 6.2(b), namely Vertex Technologies, Inc., a New York corporation, Vertex Electronics UK, Ltd., a United Kingdom corporation, and Vertex Data Systems, Inc., a Delaware corporation, are herein collectively called the "Subsidiaries" or individually a "Subsidiary". All of the outstanding shares of the capital stock of the Subsidiaries are owned by VTX. Except as disclosed in Schedule 6.2(b), each of the Subsidiaries is qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on its business, properties or assets. Each of the Subsidiaries has full power and authority, licenses, permits and franchises to own, lease and operate its properties and assets and to carry on its business as currently conducted. True and correct copies of the Articles or Certificates of Incorporation and all amendments thereto, to date, of each of the Subsidiaries (certified by its secretary) and of its by-laws as amended to date (certified by its secretary) have been delivered. All the issued and outstanding shares of stock of each of the Subsidiaries are validly issued and outstanding, fully paid and non-assessable and are free and clear of all liens, encumbrances, options, calls, commitments or other agreements.

     6.3  Capitalization.  There has  heretofore  been  delivered  to  Purchaser
Schedule 6.3, certified as true and correct by the President of VTX which is a schedule containing the names and addresses of all of the (a) beneficial

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owners of the common stock of VTX as of the most recent practical date, (b)
preferred stock, and (c) capital stock of the Subsidiaries as of the date hereof, its Subsidiaries. Except as set forth in Schedule 6.3, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which VTX or its Subsidiaries are or may become obligated to issue, assign or transfer any shares of the capital stock of VTX or its Subsidiaries.

     6.4 Government and Other Consents. No consent, order, authorization, qualification, or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by the Sellers under this Agreement.

     6.5 Books and  Records.  All  financial,  business  and  accounting  books, ledgers, accounts and official and other records relating to VTX and its Subsidiaries have been substantially, properly and accurately kept and completed, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

     6.6 No Subsidiaries or Investments. Except as disclosed in Schedule 6.6, heretofore delivered to Purchaser and certified as true and correct by the President of VTX, VTX and its Subsidiaries do not own capital shares or other equity or ownership or proprietary interest in any corporation, limited liability company, partnership, association, trust, joint venture or other entity.

     6.7 Title to Properties; Encumbrances. Except as disclosed in Schedule 6.7 heretofore delivered to Purchaser and certified as true and correct by the President of VTX, VTX and its Subsidiaries do not own any real property or have any lease or other interest in real property. VTX and its Subsidiaries do not use any real estate or have an interest in real estate, including, without limitation, any building, office, plant, factory, warehouse, improvement or structure in connection with its business other than as identified in Schedule
6.7. Except as disclosed in Schedule 6.7, VTX and its Subsidiaries have good title to all their respective properties and assets. Except as set forth in
Schedule 6.7, none of such properties or assets is subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any kind except (a) liens securing specified liabilities or obligations with respect to which no default exists; (b) liens arising in the ordinary course of business, consistent with past practice and liens arising by operation of law or minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or materially impairs the use of the property subject thereof, or materially impairs the operations of VTX and its Subsidiaries; and (c) liens for current taxes not yet due, or, if due, that are being contested in good faith in the ordinary course of business. Except as disclosed in Schedule 6.7, VTX and its Subsidiaries do not use in their businesses any assets owned by a shareholder or affiliate of VTX. For purposes of this Agreement, "affiliate" shall have the same meaning as it is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

     6.8 Leases. Schedule 6.8 heretofore delivered to Purchaser and certified as true and correct by the President of VTX, contains an accurate and complete list and description of the terms of all leases to which VTX and its Subsidiaries is a party (as lessee or lessor), true and complete copies of which have been previously delivered to Purchaser. Except as disclosed in Schedule 6.8, each lease set forth in Schedule 6.8 (or required to be set forth in Schedule 6.8) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the purchase of the Sellers Securities hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a breach under such lease. Except as disclosed in Schedule 6.8, VTX and its Subsidiaries have not violated any of the terms or conditions under any such lease in any material respect, and to the knowledge of Roth and Rind, all of the covenants to be performed by any other party under any such lease have been fully performed. The properties owned and leased by VTX and its Subsidiaries are in a state of reasonable maintenance and repair and are adequate and suitable for the purposes for which they are presently being used.

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     6.9 Business Practices.  None of VTX, its Subsidiaries or any employee have made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor have any of them taken any action which would be in violation of the Foreign Corrupt Practices Act of 1977 or any anti- boycott or export laws.

     6.10 Officers, Directors and Key Employees. Schedule 6.10 heretofore delivered to Purchaser and certified as true and correct by the President of VTX sets forth a complete and correct list of the officers and directors of VTX prior to the transaction contemplated by this Agreement; the name, position and total compensation, including bonuses, of each officer and director of VTX, except as set forth in Schedule 6.10, none of such persons has, in writing or (to the knowledge of Roth and Rind) verbally, threatened, informed or otherwise indicated to VTX or any officer or director of VTX that he or she plans to cancel or otherwise terminate his or her relationship with VTX for any reason, including, without limitation, the consummation of the transaction contemplated hereby.

     6.11 Employment Arrangements. VTX and its Subsidiaries do not have any obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangement, pension or retirement plan, bonus or profit-sharing plan, stock option or purchase plan or other employee contract or non-terminable (whether with or without penalty) arrangement, group, life, health, medical or hospitalization insurance plan or program or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs, other than those listed or described in Schedule 6.11 heretofore delivered to Purchaser and certified as true and correct by the President of VTX, and true and complete copies of seller agreements, plans and arrangements have heretofore been delivered to Purchaser. VTX and its Subsidiaries performed all of their respective obligations required to be performed by them under all such agreements, plans and arrangements, and no party thereto is in breach of or in default or arrears under any of the provisions thereof.

     6.12 Employee Relations. VTX and its Subsidiaries are in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and have not and are not engaged in any unfair labor practice. No unfair labor practice complaint against VTX or its Subsidiaries is pending before the National Labor Relations Board. No labor strike, picket, dispute, slowdown, stoppage or other labor trouble has ever occurred or is pending or, threatened against or involving VTX and its Subsidiaries. No union representation question exists respecting the employees of VTX and its Subsidiaries. No grievance or arbitration proceeding is pending and no such claim has been asserted or is threatened. No collective bargaining agreement is currently being negotiated by VTX and its Subsidiaries. Except as disclosed in
Schedule 6.12 (certified as true and correct by the President of VTX), no claim of discrimination or harassment is pending or, threatened before the Equal Employment Opportunity Commission, or any other judicial or administrative body or agency.

         6.13     Contracts and Liabilities.

     (a) Except as may otherwise be expressly provided for in Schedule 6.13 heretofore delivered to Purchaser and certified as true and correct by the President of VTX, that Schedule sets forth all of the following contracts, commitments and obligations of, or which relate to the business of VTX and its Subsidiaries, written or otherwise, to which any of them is a party or by or to which any of them or their assets or properties are bound or subject which are not listed in any Schedule described in this Agreement and delivered to Purchaser, including, without limitation the following:

     (i) contracts, commitments and other agreements with any current or former officer, director, employee, independent contractor, consultant, agent or other representative;

     (ii) contracts and other agreements with any labor union or association representing any employee;

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     (iii)  contracts,  commitments and other  agreements for the sale of any of their respective assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of the assets or properties of VTX or its Subsidiaries;

     (iv) joint venture or other agreements involving sharing of profits or joint ownership of assets or sharing of obligations or liabilities;

     (v) contracts or other agreements under which VTX or any Subsidiary agrees to indemnify any party or to share tax liability of or with any Party;

     (vi) loan, factoring, credit line, security, collateral assignment or pledge agreement, guaranty, subordination or similar type agreement;

     (vii) contracts, commitments and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

     (viii) contracts, commitments and other agreements containing obligations or liabilities of any kind to or with any of the Sellers as such;

     (ix) contracts and other agreements containing covenants of VTX or any Subsidiary not to compete in any line of business or with any person in any geographical area (or not to solicit or accept any business) or covenants of any other person not to compete with VTX or any Subsidiary in any line of business or in any geographical area (or not to solicit or accept any business);

     (x) contracts and other agreements relating to the acquisition by VTX or any of its Subsidiaries of (a) the capital shares of any other person; or (b) any operating business including the assumption of any lease and acquisition by consignment of any inventory;

     (xi) options for the purchase of any asset, tangible or intangible;

     (xii) contracts and other agreements requiring the payment to any person of an override or similar commission or fee;

     (xiii) contracts and other agreements for the payment of fees or other consideration to any officer or director of VTX or any Subsidiary or to any other entity in which any of the foregoing has a direct or indirect interest;

     (xiv) contracts and other agreements relating to the borrowing of money;

     (xv) purchase orders, contracts and commitments for the purchase or sale of any goods or services to or by VTX or any Subsidiary, except for those orders, contracts and commitments which are less than $10,000 in amount or which cannot be canceled at will by VTX or any Subsidiary without penalty or premium; and

     (xvi) other contracts or business arrangements which are not made in the ordinary course of business.

     (b) Except as set forth in Schedule 6.13, all such contracts are valid, binding and enforceable and in full force and effect. Except as set forth in
Schedule 6.13, neither VTX or any Subsidiary is in default under any such contract and there have been no claims of default and there are no existing factors or conditions which with the passage of time or giving of notice or both would constitute such a default or in any case in which such default would

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                                        7
give rise to a right of termination by the other party thereto or which would result in any material cost, expense or penalty to VTX or any Subsidiary.

     (c) Roth and Rind have delivered to Purchaser correct and complete copies of all of the written contracts and documents constituting commitments set forth in Schedule 6.13.

     6.14 Insurance Policies. Schedule 6.14 heretofore delivered to Purchaser and certified as true and correct by the President of VTX, contains a complete and correct list and description of all insurance polices with respect to the business, properties, assets and employees of VTX and its Subsidiaries. Such policies are in full force and effect and insure adequately against risks to which VTX, its Subsidiaries and its assets, properties and employees are exposed in the operation of their respective businesses. No notice of cancellation, expiration or non-renewal of any such policy has been received by VTX or any Subsidiary and no cause for such termination exists.

     6.15 Compliance with ERISA.

     (a) Schedule 6.15 heretofore delivered to Purchaser and certified as true and correct by the President of VTX, sets forth a complete and correct list of all "employee pension benefit plans" and "employee benefit plans" as defined respectively in Sections 3(2) and 3(3) of ERISA, including "multiemployer plans" as defined in Section 3(37) of ERISA, and any other pension, profit sharing, retirement, deferred compensation, vacation, severance, disability, hospitalization, medical insurance or other employee benefit plan or program, if any, which VTX, any Subsidiary or any other entity which constitutes part of a "controlled group" (within the meaning of Section 4001(b) of ERISA and/or Sections 414(b)-(o) of the Code and the Treasury Regulations proposed thereunder) which VTX or any Subsidiary maintains or to which VTX or any Subsidiary has any present or future obligation to contribute (collectively, the "VTX Plans"). Sellers have caused VTX and its Subsidiaries to deliver to Purchaser true and complete copies of all VTX Plans (including other instruments relating thereto), if any, as they may have been amended to the date hereof, embodying, relating to or summarizing the VTX Plans. Sellers have made available to Purchaser the most recent annual report (Form 5500) filed and the most recent summary plan description with respect to each VTX Plan.

     (b) Other than those employee pension benefit plans set forth in Schedule 6.15, neither VTX or any Subsidiary maintains any "employee pension benefit plan" as defined in ERISA Section 3(2) for the benefit of the employees any VTX and any Subsidiary and has maintained no such plan during any part of the past five (5) years.

     (c) Neither VTX nor any Subsidiary has any obligation to contribute to any "multiemployer" plan, as defined in Section 3(37) of ERISA.

     (d) VTX and its Subsidiaries are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, governmental rules or regulations applicable to the VTX Plans and all reports and disclosures relating to the VTX Plans required to be filed with or furnished to governmental agencies, participants or beneficiaries prior to the date of this Agreement have been filed in accordance with applicable law.

     (e) None of VTX or its Subsidiaries, as of the date of this Agreement, have completely or partially withdrawn from any "multiemployer plan" within the meaning of the Multiemployer Pension Plan Amendments Act of 1990. Neither VTX or any Subsidiary has suffered a seventy (70%) percent decline in "contribution base units" (within the meaning of ERISA Section 4205(b)(1)(A)) in any plan year beginning after 1979.

     (f) There are no actions, audits, suits or claims pending (other than routine claims for benefits) or threatened, against any of the VTX Plans or any fiduciary of any of the VTX Plans or against the assets of any of the VTX Plans.


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                                        8

     (g) The consummation of the transactions contemplated hereby will not accelerate any liability under any of the benefit plans because of an acceleration of any rights or benefits to which employees or any of them may be entitled thereunder.

     (h) With respect to any VTX Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA ("VTX Welfare Plan") (i) each such VTX Welfare Plan, the contributions to which are claimed as a deduction under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction, (ii) with respect to any "welfare benefit fund" within the meaning of Section 419 of the Code that comprises part of a VTX Welfare Plan, there is no disqualified benefit within the meaning of Section 4976(a) of the Code, (iii) any such VTX Welfare Plan that is a "group health plan" within the meaning of Section 162(i)(3) of the Code meets all of the requirements of Section 162(k) of the Code.

     (i) Except as disclosed in Schedule 6.15 hereto, neither VTX or any Subsidiary has any obligation to any retired or former employee under any disability (long or short term), hospitalization, medical, dental or life insurance plans (whether insured or self-insured) or other employee welfare plan as defined in ERISA Section 3(1) maintained by VTX or any Subsidiary.

     6.16 Tax Matters.

     Filing of Tax Returns; Payment of Taxes; No Audits, Investigations or Claims. There has heretofore been delivered to Purchaser true, complete and correct copies of all Federal, state and local tax returns filed by VTX and its Subsidiaries for each of the three (3) taxable years of VTX and its Subsidiaries ended December 31, 1995, any statement of audit adjustments applicable thereto and all Federal, state and local returns of estimated taxes filed during fiscal 1996. VTX and its Subsidiaries have duly and timely filed all federal, state, local and other tax and information returns required to be filed by them with regard to any income, sales, use, gross receipts, property, employment and other taxes, charges, levies or other assessments related to its business, properties or assets, and have duly paid in full or made adequate provision for all taxes and other charges shown as due on such returns or which otherwise have been accrued or have become due prior to the date hereof whether or not shown on any such return. Neither VTX or any Subsidiary has received written notice of any claim or claims for additional taxes which are claimed to be due from any of them by Federal, state, local or foreign taxing authorities in connection with such reports or returns. There are no liens for Federal, state, local or foreign taxes, assessments or government charges or levies upon any of the properties or assets of VTX or any Subsidiary. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any income tax or other return of VTX or any Subsidiary for any period and there are not, nor have there been, any audits of VTX or any Subsidiary by any Federal, state or local governmental tax authority and no notice of any audit has been received by any of them.

     6.17 Intellectual Property. Schedule 6.17 heretofore delivered to Purchaser and certified as true and correct by the President of VTX, contains a list of all Intellectual Property ("Intellectual Property") of VTX and any Subsidiary. VTX or its Subsidiaries, as the case may be, has full ownership, right, title and interest in and to the Intellectual Property and the Intellectual Property constitutes valid and enforceable rights of VTX or a Subsidiary. Neither VTX or any Subsidiary has received any notice and has no reason to believe that the validity of the Intellectual Property or VTX's (or its Subsidiary's) interest therein can be or is being challenged by any third party. Neither VTX or any Subsidiary has heretofore granted any licenses or conveyed any other rights or interests to any of the Intellectual Property. The operation of VTX and its Subsidiaries as currently conducted does not infringe upon any patents or other intellectual property rights of any third party. All trade names and trademarks used by VTX or its Subsidiaries to identify its products and services are protected by registration in the name of VTX and its Subsidiaries on the principal register in the United States Patent and Trademark Office, state registrations and/or by rights in the United States accorded to VTX or its Subsidiary by virtue of the common law.

     6.18 Environmental Matters.


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                                        9

     (a) Neither VTX or any Subsidiary has received any notice from any governmental agency or private or public entity advising that any of them is potentially responsible for response costs or other costs with respect to a release or threatened release of any Hazardous Substance and neither VTX or any Subsidiary nor any predecessors in interest or any of them with respect to their business, properties or assets have conducted activities which could reasonably be expected to result in such a notice. No administrative, civil or criminal actions, including without limitation third-party actions for personal injury or property damage, are pending or threatened with respect to Environmental Laws or related to the business of VTX or any Subsidiary. No judgements, consent orders, consent decrees, stipulations, or other restrictions have been entered or applied with respect to Environmental Laws or related to the business, properties or assets of VTX or any Subsidiary. VTX or any Subsidiary has received or is aware of any governmental orders, notifications, notices of violation, or requests for information relating to environmental or health and safety conditions at or related to the business, properties or assets of VTX or any Subsidiary, nor is VTX or any Subsidiary aware of any past or current violations of any Environmental Law related to the business, properties or assets of VTX or any Subsidiary or of environmental conditions related to the business, properties or assets of VTX or any Subsidiary. Neither the operation of VTX or any Subsidiary, either as currently conducted or conducted in the past at any office space or other facility or real property owned, leased, used or occupied by VTX or any Subsidiary, whether currently or at any time in the past, violate nor have violated any Environmental Laws.

     (b) For purposes of this Agreement, (i) "Environmental Laws" shall mean statute, law, ordinance or regulation of any federal, state, county, local or foreign governmental authority relating to the environment, including air, water or noise pollution, emissions or discharges, the environment, public health, employee health, safety or welfare, land use or the production, processing, distribution, use, storage, labeling, handling, transportation, treatment or disposition of any Hazardous Substance; and (ii) "Hazardous Substance" shall mean asbestos, paints, solvents, ureaformaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, hazardous waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic, infectious or hazardous pollutants, contaminants, chemicals, materials, wastes or substances listed or identified in, or regulated by, any Environmental Laws.

     6.19 Permits, Licenses, Compliance with Laws. VTX and its Subsidiaries have all permits, licenses, orders, consents and approvals of federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as currently conducted.
Schedule 6.19 heretofore delivered to Purchaser and certified as true and correct by the President of VTX, sets forth a correct and complete list of all such permits, licenses, orders and approvals, all of which are in full force and effect, and no suspension or cancellation of any of them is threatened, and no cause exists for such suspension or cancellation. The business of VTX and its Subsidiaries have been and are being conducted in accordance and in compliance with all applicable federal, state, local or foreign laws, codes, ordinances, rules and regulations.

     6.20 Litigation. Except as set forth in Schedule 6.20 (certified as true and correct by the President of VTX), there is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any federal, state, local, or other court or governmental, administrative, or self-regulatory body or agency, or any private arbitration tribunal, or threatened against VTX and any Subsidiary relating to the business of VTX and its Subsidiaries, any of the properties or assets of VTX and its Subsidiaries or the transactions contemplated by this Agreement; nor is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry. Neither VTX nor any Subsidiary is in default under any order, license, regulation or demand of any federal, state or local, or other court or governmental, administrative or self-regulatory body or agency.

     6.21 Conditions of Equipment. All offices, shops and other structures and all machinery, equipment, tools, dies, fixtures, motor vehicles and other properties owned or used by VTX and its Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and sufficient for all current operations of VTX and its Subsidiaries.


45120-1                                                              2/24/97

     6.22 Inventories. The inventories of VTX and its Subsidiaries shown on their books of account consist of items of a quality and quantity usable and saleable in the normal course of business, and the values of obsolete materials and materials below standard quality have been written down on such books of account to realizable market value, or adequate reserves have been provided therefor, and the values at which such inventories are carried reflect the customary inventory valuation policy consistently applied by VTX and its Subsidiaries of stating inventory at the lower of cost or realizable market value, on a first in first out basis, all in accordance with the generally accepted accounting principles.

     6.23 Notes and Accounts Receivable. Schedule 6.23 heretofore delivered to Purchaser and certified as true and correct by the President of VTX sets forth a complete and correct aging schedule of accounts receivable as of December 31, 1996, resulting from the sale of inventory in the ordinary course of business. Except as disclosed in Schedule 6.23, Roth and Rind have no knowledge that such accounts receivable are not collectible in full in the ordinary course of business. Except with respect to liens in favor of Congress and the subordinated liens of the Debentureholders, as reflected in Exhibit "1" hereto, all such accounts receivable are owned by VTX or the Subsidiaries free and clear of all liens, claims, charges, encumbrances, and other interest of third parties.

     6.24 Broker. No broker, finder, agent or other intermediary has acted on behalf of the Sellers or otherwise assisted in bringing about the transactions contemplated by this Agreement and no broker, finder, agent or other intermediary is entitled to any commission or finder's fee in respect thereof based in any way on agreements, understandings or arrangements with or the conduct of VTX (any Subsidiary).

     6.25 Banks; Safe Deposit Boxes; Powers of Attorney. There has heretofore been delivered to Purchaser Schedule 6.25 (certified as true and correct by the President of VTX) setting forth (i) the name of each bank in which VTX and each Subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (ii) the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney from VTX and each Subsidiary and a summary of the terms thereof.

     6.26 SEC Filings. VTX has filed and there has been made available to the Purchaser all forms, reports and documents required to be filed by VTX with the Securities and Exchange Commission ("SEC") since January 1, 1995 (collectively, the "VTX's SEC Reports"). The VTX's SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as the case may be; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such VTX's SEC Reports or necessary in order to make the statements in such VTX's SEC Reports, in the light of the circumstances under which they were made, not misleading.

     6.27 Related-Party Transactions. Except as disclosed in Schedule 6.27 heretofore delivered to Purchaser and certified as true and correct by the President of VTX, none of VTX, any Subsidiary, the Sellers, or any person controlling, controlled by or under common control with any of the foregoing or any relative or spouse of any of the foregoing has any interest, financial or otherwise, in any business, corporate or otherwise (the value of which equals or exceeds $2,000 per annum), which is a party to, or has an interest in any property which is the subject of, or has business relationships or arrangements of any kind with VTX or any Subsidiary, including, without limitation, any customer, supplier, competitor, or potential competitor or lessor.

     6.28 Material Information; Full Disclosure. This Agreement and any other certificate, document, agreement or information furnished (including, without limitation, any schedule hereto) or to be furnished pursuant to this Agreement to Purchaser does not contain and will not contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement herein or therein not misleading.


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                                       11

     6.29 Limitation of Representations and Warranties. Except for the representations and warranties made pursuant to this Article 6, or as otherwise provided in Article 5, with respect to the representations and warranties made by the Sellers, no other representations and warranties are made by Roth and Rind pursuant to this Agreement, the Escrow Agreement or otherwise.

                                    ARTICLE 7
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Sellers as follows:

     7.1 Organization and Good Standing of Purchaser. Purchaser is a limited liability company duly formed and subsisting under the laws of the State of New York. Purchaser has all requisite power and authority to make the representations, warranties, covenants and agreements hereunder, to own, lease and operate its properties and assets and to carry on its business as currently conducted, to execute and deliver this Agreement and to perform its obligations under this Agreement.

     7.2 Authorization of Agreement and Enforceability. Purchaser has full power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. This Agreement and the Escrow Agreement have been duly and validly, executed and delivered by Purchaser and (assuming the valid execution and delivery of the Agreement by Sellers and, in the case of the Escrow Agreement, by the Escrow Agent) constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     7.3 Effect of Agreement. Neither the execution, delivery and performance of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with or result in a breach of any provision of Purchaser's Articles of Organizations or Operating Agreement,
(b) constitute or result in the breach of, conflict with or give rise to a right of termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound, except for such conflicts, breaches or defaults as to which written waivers or consents have been obtained, or (c) violate any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Purchaser or any of its properties or assets.

     7.4 Government and Other Consents. No consent, order, authorization, qualification, or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement.

     7.5 Broker. No broker, finder, agent or other intermediary has acted on behalf of Purchaser or otherwise assisted in bringing about the transactions contemplated by this Agreement and no broker, finder, agent or other intermediary is entitled to any commission or finder's fee in respect thereof based in any way on agreements, understandings or arrangements with or the conduct of Purchaser.

     7.6 Material Information; Full Disclosure. This Agreement and any other certificate, document, agreement or information furnished (including, without limitation, any schedule hereto) or to be furnished pursuant to this Agreement by the Purchaser to the Sellers does not contain and will not contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement herein or therein not misleading.

     7.7  Limitation  of   Representations   and  Warranties.   Except  for  the
representations and warranties made pursuant to this Article 7, no other representations or warranties are made by Purchaser pursuant to this Agreement, the Escrow Agreement or otherwise.


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                                       12

                                    ARTICLE 8
                            COVENANTS AND CONDITIONS

     8.1 Covenants Relative to VTX Common Stock. Purchaser covenants and agrees that immediately following approval by the Bankruptcy Court of the Plan of Reorganization of VTX and one or more Subsidiaries, the Debentureholders will own in the aggregate such number of shares of VTX common stock ("VTX Common") as shall equal ten (10%) percent of the VTX Common owned by Purchaser, but in no event more than five (5%) percent of VTX Common outstanding at that time. The parties covenant and agree to deliver VTX Common, one to the other, to comply with the provisions of this subsection.

     8.2 Covenants Related to Retained Debentures by Purchaser.  Notwithstanding
Section 8.1 above, Purchaser covenants and agrees with respect to those Debentures (and Warrants) in the aggregate face amount of Four Hundred Thousand ($400,000) Dollars retained by the Debentureholders ("Retained Debentures") following execution of this Purchase Agreement, to purchase and Sellers agree to sell such Retained Debentures, proportional to Sellers' ownership thereof, as Purchaser either (a) causes VTX to redeem its Debentures, or (b) reduces the face amount of its Debentures in payment for certain assets of VTX or any Subsidiary acquired by Purchaser. The face amount of Debentures redeemed by Purchaser or face amount of Debentures surrendered by Purchaser, described in
(a) and (b) above, is individually or collectively called the "Consideration." Such purchase price of the Retained Debentures by Purchaser shall be an amount equal to Twenty-Six and Sixty-Six Hundredths (26.66%) percent of the Consideration. Upon notice from Purchaser to the Retained Debentureholders describing the nature and amount of the purchase of and payment for the Retained Debentures due to each of them, each Debentureholder shall deliver his Debenture(s) to VTX, with the appropriate endorsement, and VTX shall issue replacement debentures in the reduced amount thereof.

     8.3  Covenants   Related  to  Retained   Debentures  by   Debentureholders.
Debentureholders covenants and agree not to transfer their Retained Debentures for one (1) year from the date hereof.

     8.4 Covenants Related to Closing Conditions. Each of the parties hereto will use their best efforts to fulfill the closing conditions contained in this Agreement.



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                                       13

                                    ARTICLE 9
                         CONDITIONS PRECEDENT TO CLOSING

     9.1 Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser under this Agreement are subject, at Purchaser's option, to the fulfillment, prior to or at the Closing, of each of the following conditions:

     (a) by May 30, 1997, there shall have been issued a final, non-appealable order or judgment (which may be an order confirming a plan of reorganization by the U.S. Bankruptcy Court acceptable to Purchaser) clearly confirming the extent, priority and validity of the liens of Congress Financial Corporation (the "Congress Lien") and the Debentureholders (the "Debentureholders' Lien"), and providing as follows:

     (i) that the Congress Lien is a first priority, perfected secured lien.

     (ii) that the Debentureholders' Lien is a perfected secured lien subject only to the Congress Lien and any debtor-in-possession financing provide by TW Communications Corp.

     (iii) that the Congress Lien is valid to the extent of all monies owed to Congress.

     (iv) that the Debentureholders' Lien is valid to the extent of Three Million Fifteen Thousand ($3,015,000) Dollars, plus interest and costs from December 1, 1996.

     (b) the delivery to Purchaser of valid stock certificates representing not less than ninety (90%) percent of Preferred Shares or 11,375 Preferred Shares accompanied by stock powers, duly endorsed in blank, with signature guarantee by a bank, trust company or New York Stock Exchange member firm.

     (c) the delivery to Purchaser of Debentures (and assignments of Warrants) in the face amount of at least Two Million Three Hundred Fifty-Three Thousand Five Hundred ($2,353,500) Dollars, accompanied by bond powers, duly endorsed to the Purchaser with signature guarantee by a bank, or trust company or New York Stock Exchange member firm.

     (d) the delivery to Purchaser of that portion of the Purchase Price (and interest earned thereon) for which Securities were not delivered to the Purchaser (provided that the minimum amount of Securities required to be delivered hereunder have in fact been delivered).

     (e) all representations and warranties contained in this Purchase Agreement and in any statement (including financial statements), deed, certificate, schedule or other document delivered pursuant hereto (including all filings with the U.S. Securities and Exchange Commission) or in connection with the transactions contemplated hereby, shall be true and accurate in all material respects as of the date when made.

     (f) each of Roth and Rind shall have delivered to Purchaser a certificate dated the date of Closing, certifying to the fulfillment of the conditions set forth in Section 9.1 hereof.

     (g) There shall be delivered to Purchaser an opinion of counsel to VTX dated the date of the Closing, stating the following:

     (i) VTX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (ii) Vertex is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.


45120-1                                                             2/24/97

     (iii) The authorized capitalization of VTX is 40,000,000 shares of common stock having a par value of $.10 per share and 5,000,000 shares of Preferred Stock of which 12,375 shares are issued and outstanding.

     (iv) The authorized capitalization of Vertex is 200 shares of common stock, having no par value, and to the best of such counsel's knowledge, all such shares are issued and outstanding and are owned of record by VTX.

     (h) no suit, action, investigation, inquiry or proceeding by any governmental body, or other legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of this Agreement or any of the transactions contemplated hereby, or which seeks to enjoin the consummation thereof.

     (i) that following the election of Edward Goodstein and Carl Palazzolo as two of the three directors of VTX, the Preferred Shareholders have not, prior to the approval of a Plan of Reorganization, elected, appointed or removed any of Albert Roth, Edward Goodstein or Carl Palazzolo as directors of VTX.

     9.2 Conditions Precedent to Sellers' Obligations. All obligations of Sellers under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

     (a) all representations and warranties of Purchaser contained in this Purchase Agreement shall be true and accurate in all material respects as of the date when made.

     (b) no suit, action, investigation, inquiry or proceeding by any governmental body, or other legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of this Purchase Agreement or any of the transactions contemplated hereby, or which seeks to enjoin the consummation thereof.

     (c) there shall be delivered to sellers' representative an opinion of counsel to Purchaser, dated the date of Closing, in respect of the existence and good standing and the power and authority of Purchaser is as represented and warranted in Section 7.1 hereof.

                                   ARTICLE 10
                                 INDEMNIFICATION

     10.1 Indemnification by Sellers. Sellers agree that, notwithstanding the Closing, and the sale of the Securities provided for herein, until such time as the Bankruptcy Court approves a Plan of Reorganization of VTX or one (1) year from the date hereof, whichever is sooner, the Sellers will indemnify and hold Purchaser harmless from and against any damage, liability, loss or deficiency (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) (collectively, "damages") arising out of or resulting from, and will pay to Purchaser up to the aggregate amount specified in Section 10.2, below, on account of: (a) any inaccuracy in any representation or the breach of any warranty made to Purchaser hereunder, or
(b) any failure of the Sellers duly to perform or observe any term, provision, covenant or agreement delivered pursuant to this Agreement on the part of Sellers to be performed or observed. Notwithstanding any provisions to the contrary, the parties hereto acknowledge and agree that the Purchaser will not be entitled to any indemnification resulting from Sections 10.1(a) or (b) above if the claim has been discharged in bankruptcy.

     10.2 Limitation of Liability and Property. In satisfaction of the indemnification described in Section 10.1 hereof, Purchaser may look solely to the following to the extent that Purchaser's, VTX's or its Subsidiaries' damages exceed Fifty Thousand ($50,000) Dollars, it being the intention and agreement among the parties hereto that all the amounts of damages under the first Fifty Thousand ($50,000) Dollars are payable by Purchaser:


45120-1                                                              2/24/97

     (a) the VTX Debentures in the full amount of Four Hundred Thousand ($400,000) Dollars, and all interest thereon pro rata among the Sellers retained by the Sellers (including Roth and Rind) not subject to this Agreement; and

     (b) an amount equal to the proceeds from the respective sales of the Securities hereunder by Roth and Rind.

     The maximum liability of all Sellers, for any and all claims made pursuant to this Agreement, the Escrow Agreement or otherwise is limited as provided in this Section 10.2.

     10.3 No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy under this Purchase Agreement, or available to any party hereto at law or in equity shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy preclude any or further exercise thereof or the exercise of an other right, power or remedy available to any party hereto.
Subject to the limitations of Section 10.2, the remedies provided in this Agreement are exclusive.

     10.4 Indemnification by Purchaser. Purchaser agrees that, notwithstanding the Closing, and the sale of the Securities provided for herein, until such time as the Bankruptcy Court approves a Plan of Reorganization of VTX or one (1) year from the date hereof, whichever is sooner, the Purchaser will indemnify and hold Sellers harmless from and against any damage, liability, loss or deficiency (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) (collectively, "damages") arising out of or resulting from, and will pay to Sellers up to the aggregate amount on account of: (a) any inaccuracy in any representation or the breach of any warranty made to Sellers hereunder, or (b) any failure of the Purchaser duly to perform or observe any term, provision, covenant or agreement delivered pursuant to this Agreement on the part of Purchaser to be performed or observed.

     10.5 Third Party Claims. In case of the assertion in writing of any claim initiated or asserted by any person, firm, governmental authority or corporation other than Purchaser or any affiliate of Purchaser (a "Third Party Claim") against VTX or any Subsidiary or the commencement of any litigation asserting a Third Party Claim which may give rise to any indemnification obligation of Sellers (each an "Indemnitor") to Purchaser or VTX or any Subsidiary under the provisions of this Article, Purchaser shall give notice thereof as provided hereunder as promptly as practicable after Purchaser's receipt of such written assertion or the commencement of such litigation unless the failure to give such notice would not materially prejudice Sellers, such notice to be given by Purchaser not later than would materially prejudice Sellers if they chose to defend such litigation as hereinafter provided. If Indemnitor demonstrates to Purchaser that Indemnitor will be able to pay the full amount of potential liability in connection with any Third Party Claim, Indemnitor may at its sole cost and expense, upon written notice given to Purchaser within fifteen (15) days after its receipt of Purchaser's notice under this Section 10.5, assume the defense, with counsel reasonably satisfactory to Purchaser, of any such Third Party Claim or litigation, provided that Indemnitor admits in writing to Purchaser its liability solely as between it and Purchaser with respect to all material elements thereof. If Indemnitor assumes the defense of any such claim or litigation, the obligations of Indemnitor hereunder as to such claim or litigation shall be limited to taking all steps necessary in the defense or settlement thereof and to holding Purchaser harmless from and against any and all losses, liabilities, expenses and damages caused by or arising out of any settlement approved by Indemnitor or any judgment in connection with such claim or litigation, and Purchaser shall make available or cause to be made available to Indemnitor such books and records in VTX's or any Subsidiary's possession as Indemnitor may reasonably require in connection with such defense. Except with the express prior written consent of Purchaser, Indemnitor shall not consent to the settlement or entry of any judgment arising from any such claim or litigation which in each case does not include as an unconditional term thereof the giving by the claimant or plaintiff, as the case may be, to Purchaser of an unconditional release from all liability in respect thereof unless Indemnitor shall have actually paid the full amount of any such settlement or judgment. Purchaser shall be entitled to be consulted about (but not control) the defense of, and receive copies of all pleadings and other material papers in connection with, any such claim or litigation unless prohibited by law or contract. If Indemnitor does not

45120-1                                                               2/24/97
assume the defense of any such claim or litigation Purchaser may defend the same in such manner as it may deem appropriate, including but not limited to settling such claim or litigation after giving reasonable notice of the same to Indemnitor on such terms as Purchaser may deem appropriate, and Indemnitor will promptly reimburse Purchaser in accordance with the provisions of this Section 10.5, subject to the indemnification limits contained in Section 10.2, provided that Purchaser furnish Indemnitor with copies of all pleadings and other material documents in connection with any such claim or litigation and that Indemnitor is consulted about (albeit not in control of) such litigation. Anything contained in this Section 10.5 to the contrary notwithstanding, (i) Indemnitor shall not be entitled to assume the defense of any such claim or litigation if the Third Party Claim seeks an order, injunction or other equitable relief against Purchaser which, if successful, might materially interfere with, or adversely affect, the operation of its business by Purchaser or VTX or any Subsidiary; and (ii) Purchaser or VTX or any Subsidiary may defend any Third Party Claim to which Purchaser or VTX or any Subsidiary may have a defense or counterclaim which Indemnitor is not entitled to assert to the extent necessary to assert and maintain such defense or counterclaim provided that Purchaser provide or cause to be provided to Indemnitor copies of all pleadings and other material documents in connection with any such claim or litigation and that Indemnitor is consulted about (albeit not in control of) such litigation.

     With regard to the assertion of any claim or the commencement of any litigation described in the immediately preceding paragraph against VTX or any Subsidiary which may give rise to any indemnification obligation of Purchaser to Sellers under the provisions of this Article, Sellers' Representative or Herrick, Feinstein L.L.P. shall give notice thereof as provided hereunder as promptly as practicable after Sellers' receipt of such written assertion or the commencement of such litigation unless the failure to do so would not materially prejudice Purchaser, such notice to be given by Purchaser not later than would materially prejudice Sellers if they chose to defend such litigation as hereinafter provided. Thereafter, the rights and obligations of the Parties under this subparagraph shall be the same as described in the immediately preceding paragraph except that wherever the term "Indemnitor" is used it shall mean "Purchaser" and wherever "Purchaser" is used it shall mean "Sellers' Representative."

                                   ARTICLE 11
                                     GENERAL

     11.1 Expenses. Purchaser and Sellers shall pay their own respective counsel, accountants and other advisors' fees and expenses arising in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

     11.2 Sales, Transfer and Documentary Taxes, etc.. Sellers shall pay all sales, transfer and documentary taxes, if any, due as a result of the sale of the Securities to Purchaser and all other fees applicable to Sellers directly relating to the transfer of the Securities to Purchaser.

     11.3 Survival of Representations and Warranties. Each of the Parties covenants and agrees that all of the representations warranties, covenants, and agreements set forth in this Agreement shall survive until the Bankruptcy Court approves the Plan of Reorganization of VTX or any Subsidiary or from one (1) year from the date hereof, whichever is sooner, and shall not be merged into any instruments of transfer or other documents delivered by any of the Parties at Closing or at any other time.

     11.4 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors and assigns any rights, remedies, obligations, or other liabilities under or by reason of this Agreement.

     11.5 Notices. All notices permitted or required under this Agreement shall be in writing and shall be either (a) delivered by personal service, (b) delivered by courier service, (c) telecopied and confirmed immediately in writing by a copy mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by certified

45120-1                                                              2/24/97
or registered mail, postage prepaid, return receipt requested, to the parties hereto at their addresses set forth below or at such other addresses which may be designated in writing by the parties:

If to Sellers to:     Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C.
                      425 Park Avenue
                      New York, New York 10022
                      Attention: Arthur Goldstein. Esq.
                      Telecopier: (212) 754-6262

                      Herrick, Feinstein LLP
                      2 Park Avenue
                      21st Floor
                      New York, New York  10016
                      Attention: Irwin Kishner, Esq.
                      Telecopier: (212) 889-7577

With a copy to:       Shustak, Jalil & Heller
                      545 Madison Avenue
                      New York, NY 10022
                      Attention: James Jalil, Esq.
                      Telecopier No.: (212) 688-6151

If to Purchaser to:   Edward Goodstein, President
                      TW Cable, L.L.C.
                      81 Executive Boulevard
                      Farmingdale, NY  11735-4710



45120-1                                                               2/24/97

With a copy to:       Ruskin, Moscou, Evans & Faltischek, P.C.
                      170 Old Country Road
                      Mineola, New York  11501
                      Attention: Irvin Brum, Esq.
                      Telecopier No.:  (516) 663-6610

Such notices shall be effective upon receipt in the case of personal or courier service or telecopier delivery and on the third (3rd) day after posting in the U.S. mail.

     11.6 Entire Agreement. This Agreement (including the Schedules hereto) supersedes all prior agreements and understandings, oral and written, among the parties with respect to the subject matter, and this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

     11.7 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

     11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Facsimile signatures of the parties hereto shall be acceptable subject to delivery within ten (10) days thereafter of documents with original signatures.

     11.9 Governing Law. This Agreement shall be construed as to both validity and performance and governed by and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles.

     11.10 Severability. If any term, covenant, condition, or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions, and provisions of this Agreement shall not be affected and each remaining term, covenant, condition, and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

     11.11 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by all Parties.

     11.12 Assignment. None of the Parties shall assign its rights or obligations under this Agreement without the prior written consent of the other Parties, except that Purchaser may assign this Agreement to any Affiliate of Purchaser without the consent of Sellers, provided, however, that if Purchaser assigns this Agreement then Purchaser is liable for all breaches of this Agreement occurring prior to such assignment.

     11.13 Successors and Assigns. The covenants, agreements, and conditions contained or granted shall be binding upon and shall inure to the benefit of Purchaser and Sellers and their respective heirs, successors and permitted assigns.

     11.14 No Joint Venture. The Parties, by entering into this Agreement and consummating the transactions contemplated in this Agreement, shall not be and shall not be considered a partner or joint venturer of one another.

     11.15 Construction of Agreement. This Agreement was negotiated at arm's length by the Parties and their respective counsel. This Agreement shall not be construed as having been "drafted" by any one Party and shall not be construed against any Party as a drafting party.

45120-1                                                               2/24/97

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                        TW CABLE L.L.C.


                                     By:
                                        ---------------------------------
                                        Edward Goodstein, President
                                        81 Executive Drive
                                        Farmingdale, New York  11735



                                        ---------------------------------
                                        Steel Partners II, L.P.
                                        c/o Warren Lichtenstein
                                        750 Lexington Avenue
                                        New York, NY 10022


                                        ---------------------------------
                                        Quota Fund NV
                                        c/o Warren Lichtenstein
                                        750 Lexington Avenue
                                        New York, NY 10022


                                        ---------------------------------
                                        Marshall D. Butler
                                        750 Lexington Avenue
                                        New York, NY 10022


                                        ---------------------------------
                                        Kenneth Rind
                                        44 West 77th Street, Apt. 8W
                                        New York, NY 10024


                                        ---------------------------------
                                        Hiro Hiranandani
                                        c/o Computer Power, Inc.
                                        124 West Main Street
                                        High Bridge, New York 08829


45120-1                                                              2/24/97

                                        ---------------------------------
                                        Herman Fialkov
                                        c/o PolyVentures
                                        199 Middle Neck Road
                                        Great Neck, New York 11021


                                        ---------------------------------
                                        Albert Roth
                                        200 Winston Drive
                                        Apartment 2515
                                        Cliffside Park, New Jersey 07010


                                        ---------------------------------
                                        Long Island Venture Fund, L.P.
                                        Paul Lowell, Partner
                                        110 Lake Avenue South
                                        Nesconset, NY 11767


                                        ---------------------------------
                                        Alexander Wohlgemuth
                                        Ernst & Co.
                                        One Battery Park Plaza
                                        New York, NY 10004


45120-1                                                              2/24/97

                                        ---------------------------------
                                        LEG Partners SBIC, L.P.
                                        c/o Golub Associates
                                        Attention: Lawrence E. Golub
                                        230 Park Avenue South
                                        New York, NY 10169


                                        ---------------------------------
                                        Rabinowitz Family 1986 Trust
                                        c/o Odyssey Partners
                                        Attention: Martin Rabinowitz
                                        31 West 52nd Street
                                        New York, New York 10169


                                        ---------------------------------
                                        Rabinowitz Family 1991 Trust
                                        c/o Odyssey Partners
                                        Attention: Martin Rabinowitz
                                        31 West 52nd Street
                                        New York, New York 10169


                                        ---------------------------------
                                        Martin Rabinowitz
                                        31 West 52nd Street
                                        New York, New York 10169


                                        ---------------------------------
                                        Doris L. Payson
                                        290 Kings Point Road
                                        Kings Point, NY 11024


45120-1                                                               2/24/97

                                        ---------------------------------
                                        Seymour Leslie Trust
                                        c/o Leslie Group
                                        1370 Avenue of the Americas
                                        26th Floor
                                        New York, New York  10019


                                        ---------------------------------
                                        Fred Heim
                                        4900 Gloria Avenue
                                        Encino, CA 91436


                                        ---------------------------------
                                        Alexander D. MacCallum
                                        Janet M. MacCallum
                                        1 Tennyson Road
                                        New Hartford, NY 13413


                                        ---------------------------------
                                        Fundex Capital Corp.
                                        555 Theodore Fremd Avenue
                                        Suite 200-C
                                        Rye, New York 10580

                                        ---------------------------------
                                        Roland A. Catalano
                                        3215 Crabtree Lane
                                        Hunting Valley, Ohio


                                        ---------------------------------
                                        Tradewind Fund L.P. I
                                        c/o Henry Hackel
                                        2701 Summer Street
                                        Stamford, Connecticut 06905

45120-1                                                           2/24/97

                                        ---------------------------------
                                        R.F. Lafferty & Co., Inc.
                                         Pension Profit Plan
                                        c/o Henry Hackel
                                        80 Broad Street
                                        New York, New York 10004



                                        ---------------------------------
                                        Stourbridge Investments, Ltd.
                                        c/o Kalis Shvarbir
                                        Private Trust Limited
                                        P.O. Box N-75
                                        Nassau, Bahamas


                                        ---------------------------------
                                        Martin and Miriam Knecht
                                        735 Park Avenue
                                        Elizabeth, New Jersey 07208


                                        TW Communications Corp. hereby
                                        guarantees the performance of
                                        Purchaser under this Agreement


                                     By:
                                        ---------------------------------
                                        Edward Goodstein, President
                                        81 Executive Drive
                                        Farmingdale, New York 11735


45120-1                                                           2/24/97